Exhibit 14
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement of Federated Equity Funds relating to the reorganization of the Touchstone Diversified Small Cap Value Fund, a portfolio of Touchstone Funds Group Trust, into the Federated Clover Small Value Fund, a portfolio of Federated Equity Funds, and the Touchstone Value Opportunities Fund, a portfolio of Touchstone Funds Group Trust, into the Federated Clover Value Fund, a portfolio of Federated Equity Funds, and to the  incorporation by reference of our report dated November 25, 2008, with respect to the financial statements and financial highlights of the Touchstone Small Cap Value Fund and the Touchstone Value Opportunities Fund in this Registration Statement on Form N-14 of Federated Equity Funds, filed with the Securities and Exchange Commission.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information dated February 1, 2009 as supplemented May 4, 2009, and to the incorporation by reference of our report, dated November 25, 2008, with respect to the financial statements and financial highlights of the Touchstone Small Cap Value Fund and the Touchstone Value Opportunities Fund included in the Annual Report for the year ended September 30, 2008, in Post-Effective Amendment  Number 43 to the Registration Statement (Form N-1A, 1933 No. 33-70958) as filed with the Securities and Exchange Commission on December 9, 2008, which is incorporated by reference into the Prospectus and Statement of Additional Information included in this Registration Statement on Form N-14 of Federated Equity Funds.

          /s/ Ernst & Young LLP
Cincinnati, Ohio
May 28, 2009